SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 15, 2016

BioMarin Pharmaceutical Inc.

(Exact name of Registrant as Specified in Its Charter)

Delaware	000-26727	68-0397820
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

770 Lindaro Street, San Rafael, California		94901
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s Telephone Number, Including Area Code: (415) 506-6700

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On July 15, 2016, the Board of Directors (the “Board”) of BioMarin Pharmaceutical Inc. (the “Company”) increased the size of the Board from eight to ten members and appointed Willard H. Dere, M.D. and Kathryn E. Falberg to the Board. The Board appointed Dr. Dere to serve as a member of the Board’s Corporate Governance and Nominating Committee and Science and Technology Committee, and the Board appointed Ms. Falberg to serve as a member of the Board’s Audit Committee and Compensation Committee.

In connection with their appointment to the Board, on July 15, 2016 Dr. Dere and Ms. Falberg were each granted an option to purchase 8,230 shares of the Company’s common stock with an exercise price of $92.08 and 3,300 restricted stock units (“RSUs”) pursuant to the Company’s Amended and Restated 2006 Share Incentive Plan. The shares of common stock subject to the option grants and the RSU grants vest annually over three years.

As independent directors, Dr. Dere and Ms. Falberg will each be entitled to receive the standard director fees paid to the Company’s independent directors, as described in the Company’s Definitive Proxy Statement on Schedule 14A, filed with the Securities and Exchange Commission (the “SEC”) on April 25, 2016.

The Company also intends to enter into an indemnification agreement with each of Dr. Dere and Ms. Falberg in the same form as the Company’s standard form indemnification agreement with its other directors, which is attached as Exhibit 10.1 to the Company’s Current Report on Form 8-K, filed with the SEC on October 19, 2010.

Dr. Dere and Ms. Falberg were not selected by the Board to serve as a director pursuant to any arrangement or understanding with any person. Dr. Dere and Ms. Falberg have not engaged in any transaction that would be reportable as a related party transaction under Item 404(a) of Regulation S-K.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

BioMarin Pharmaceutical Inc., a Delaware corporation

Date: July 18, 2016	By:	/s/ G. Eric Davis
G. Eric Davis
Executive Vice President, General Counsel and Secretary